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                                                                    EXHIBIT 10.h

                                                                  CONFORMED COPY

                                PROMISSORY NOTE


$7,625,000.00                                                  October 31, 1996


     FOR VALUE RECEIVED, MascoTech, Inc., a Delaware corporation with its principal offices located at 21001 Van Born Road, Taylor, Michigan 48180 ("MascoTech"), hereby promises to pay to the order of Richard A. Manoogian, c/o Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180 ("Payee"), in lawful money of the United States of America, the principal sum of Seven Million Six Hundred Twenty Five Thousand Dollars ($7,625,000.00) (the "Principal Amount"), together with interest, in accordance with the terms hereof.

     This Note is referred to in, and issued pursuant to, that certain Stock Purchase Agreement, dated as of October 15, 1996, by and between MascoTech and Payee (the "Stock Purchase Agreement"). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Stock Purchase Agreement.

     The Principal Amount shall be due and payable in one, lump-sum payment on September 30, 1997 (the "Maturity Date"). Interest from the date hereof on the unpaid Principal Amount shall accrue at the per annum rate of six and five-eights percent (6-5/8%), and shall be payable in four installments on December 31, 1996, March 31, 1997, June 30, 1997 and September 30, 1997.

     This Note may be prepaid in whole at any time or in part from time to time, with accrued interest, without penalty or premium.

     MascoTech agrees to pay all costs of collection of any amounts due hereunder when incurred, including, without limitation, reasonable attorneys' fees and expenses, unless prohibited by law.

     MascoTech hereby waives presentment for payment, demand, notice of dishonor, notice of protest and all other notices and demands in connection with the delivery, acceptance, performance or default of this Note and agrees that this Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by MascoTech and Payee.

     This Note shall become immediately due and payable upon notice by Payee to MascoTech if one or more of the following events shall have occurred and be continuing (except in the case of the events specified in clauses (e) and (f) in which event this Note shall become immediately due and payable without any such notice):

      (a) any event or condition shall occur which results in the acceleration of the maturity of any indebtedness for borrowed money in excess of $10,000,000 or enables (or, with the

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      giving of notice or lapse of time or both, would enable) the holder of such indebtedness or any person acting on such holder's behalf to accelerate the maturity thereof;

      (b) default in the payment of interest upon this Note when it becomes due and payable and continuance of such default for a period of 5 days; or

      (c) default in the payment of all or any part of the principal of this Note as and when the same shall become due and payable;

      (d) any representation or warranty of MascoTech in the Stock Purchase Agreement should prove to have been incorrect in any material respect when made or deemed made;

      (e) MascoTech shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors;

      (f) an involuntary case or other proceeding shall be commenced against MascoTech seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against MascoTech under the federal bankruptcy laws as now or hereafter in effect;

      (g) a judgment or order for the payment of money in excess of $5,000,000 shall be rendered against MascoTech and such judgment or order shall continue unsatisfied and unstayed for a period of 20 days.

     This Note shall be governed by, and construed in accordance with, the law of the State of Michigan.

     Any notice or other communication under this Note shall be in writing and shall be considered given when mailed by certified or registered mail, return receipt requested, to the Chief Financial Officer of MascoTech or to the Payee, as the case may be, at the address set forth in the first paragraph of this Note (or at such other address as either party may specify by notice to the other).

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     IN WITNESS WHEREOF, the undersigned has caused this Note to be executed in its corporate name by a duly authorized officer, as of the date first written above.




                                 MASCOTECH, INC.


                                 By: /s/ Timothy Wadhams
                                 --------------------------------------------
                                 Name:   Timothy Wadhams
                                 Title:  Vice President